Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-187610) of Colony Financial, Inc. pertaining to the registration of common stock, preferred stock, depositary shares, warrants, rights and debt securities;

(2)	Registration Statement (Form S-8 No. 333-197933) pertaining to the Colony Financial, Inc. 2014 Equity Incentive Plan;

(3)	Registration Statement (Form S-8 No. 333-177829) pertaining to the Colony Financial, Inc. 2011 Equity Incentive Plan; and

(4)	Registration Statement (Form S-8 No. 333-162188) pertaining to the Colony Financial, Inc. 2009 Non-Executive Director Stock Plan;

of our report dated November 17, 2014, relating to the historical summary of gross income and direct operating expenses of the Cobalt Portfolio for the year ended December 31, 2013 appearing in this Current Report (Form 8-K) of Colony Financial, Inc.

/s/ Ernst & Young LLP

San Antonio, Texas

December 19, 2014